Exhibit 99.1

Remy International, Inc. Hires Albert VanDenBergh
as Senior Vice President and Chief Financial Officer

Pendleton, Indiana, January 23, 2015/PRNewswire/ - Remy International’s (Nasdaq: REMY) President and Chief Executive Officer, Jay Pittas announced today that Albert VanDenBergh will join Remy as Senior Vice President and Chief Financial Officer effective February 20, 2015.

“Al has great financial and global industry experience and will provide excellent analytic skills and strategic leadership to Remy in his new role. I am pleased to welcome him to the strong leadership team at Remy”, stated Mr. Pittas.

Al brings over 20 years of financial and business management experience to the position, including his most recent international responsibility as Vice President Finance, Delphi Connection Systems with Delphi Automotive PLC. Prior to joining Delphi, Al was a product development engineer with General Motors vehicle engineering organization. He earned a Bachelor of Science in Mechanical Engineering degree from Kettering University (formerly General Motors Institute), a Master of Science degree from Rensselaer Polytechnic Institute, and an MBA from Columbia University.

About Remy International, Inc.
Founded by the Remy Brothers in 1896, Remy International, Inc. is a leading global manufacturer and remanufacturer of alternators, starter motors and electric traction motors. Headquartered in Pendleton, IN, with global operations across five continents and 10 countries, Remy International markets products under the Delco Remy® and Remy® brands. Known for innovation, efficiency, quality, and best-in-class customer service and support, Remy International’s products are integrated by leading industrial, specialty, automotive and heavy-duty OEMs, and aftermarket providers worldwide. We Start the World & Keep It RunningTM. www.remyinc.com

Contact:  Remy International
Contact:  Monica Bolt, Vice President of Finance, bolt.monica@remyinc.com, 765-778-5966

SOURCE Remy International, Inc.